Registration No. 333-291554

As filed with the Securities and Exchange Commission on February 9, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NB BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	93-2560883
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.

1063 Great Plain Avenue
Needham, Massachusetts	02492
(Address of Principal Executive Offices)	(Zip Code)

BANKPROV 401(K) PLAN

(Full Title of the Plan)

Copies to:

Joseph P. Campanelli

c/o NB Bancorp, Inc.

1063 Great Plain Avenue

Needham, Massachusetts 02492

(781) 444-2100

(Name, Address and Telephone

Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by NB Bancorp, Inc. (“Needham”, “Registrant” or “Corporation”):

(i)	Registration Statement File No. 333-291554, filed with the SEC on November 14, 2025, pertaining to the registration of shares of common stock of the Registrant, par value $0.01 per share (“Needham common stock”), reserved for offer and sale pursuant to the BankProv 401(k) Plan (the “BankProv 401(k) Plan”), which was assumed by Registrant in connection with the merger described below, if participants in the BankProv 401(k) Plan elected to invest in Needham common stock through the BankProv 401(k) Plan during payroll periods between November 15, 2025 and the merger of the BankProv 401(k) Plan with Needham’s existing 401(k) plan, inclusive, and an indeterminate amount of plan interests issuable to eligible participants pursuant to the BankProv 401(k) Plan.

The Merger

Pursuant to the terms of the Agreement and Plan of Merger, dated June 5, 2025 (the “Merger Agreement”), by and among Needham, Needham Bank, 1828 MS Inc., a wholly owned subsidiary of Needham formed solely to facilitate the transaction (“Merger Sub”), Provident Bancorp, Inc. (“Provident”) and BankProv, (i) Merger Sub merged with and into Provident (the “Merger”) on November 15, 2025 at 12:01 a.m. (Eastern Time) (the “Effective Time”), (ii) immediately after the Merger, Provident merged with and into Needham, with Needham as the surviving entity (the “Holdco Merger”), and (iii) immediately after the Holdco Merger, BankProv merged with and into Needham Bank, with Needham Bank as the surviving entity (the “Bank Merger” and, together with the Merger and the Holdco Merger, the “Merger Transaction”).

Effective January 1, 2026, the BankProv 401(k) plan merged into Needham’s existing 401(k) plan. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering, the Registrant hereby amends the Registration Statement by deregistering all shares that remain unsold under the Registration Statement, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Needham, Commonwealth of Massachusetts on February 9, 2026.

NB Bancorp, Inc.

By:	/s/ Joseph P. Campanelli
Name: Joseph P. Campanelli
Title: Chairman, President and Chief Executive Officer
(Duly Authorized Representative)